Exhibit 10.2

EXECUTION COPY

SEPARATION AGREEMENT AND MUTUAL RELEASE
OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS is entered into by and between Andrew C. Levy (“Levy”) whose address is 9101 Alta Drive, Unit 1201, Las Vegas, Nevada 89145 and Allegiant Travel Company, a Nevada corporation (the “Company”) located at 8360 South Durango Drive, Las Vegas, Nevada 89113. Whenever used herein, the term “Company” shall include Allegiant Travel Company and any of its prior, present or future affiliated entities.

WHEREAS, Levy currently serves as the President, Chief Operating Officer and as a Director of Allegiant Travel Company and in various officer, Director or manager positions with the subsidiaries of Allegiant Travel Company;

WHEREAS, the parties hereto are parties to the certain Employment Agreement dated as of February 26, 2013 (the “Employment Agreement”); and

WHEREAS, Levy has resigned from certain positions with the Company effective as of September 30, 2014 (the “Severance Date”);

NOW, THEREFORE, for and in consideration of the payments to Levy described herein and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged by the parties, and in further consideration of the mutual promises and benefits flowing between the parties hereto, the parties hereby agree as follows:

1.    Resignations; Termination of Employment Agreement. As of the Severance Date, Levy hereby resigns any position he may hold: (i) as an officer or director of Allegiant Travel Company; (ii) as an officer, director or manager of any direct or indirect subsidiary of Allegiant Travel Company; and (iii) as a member of any committee on which he serves for the Company (including the Ethics Committee of the Company’s Board of Directors and any committee under any employer benefit plan maintained by the Company). The parties agree that the Employment Agreement shall be terminated as of the Severance Date with no further obligations of either party thereunder except to the extent expressly included in this Agreement. The Company will use its good faith efforts to remove Levy from any Company liquor licenses as soon as practicable.

2.    Compensation and Benefits.

(a)    The Company hereby agrees to pay Levy the cash sum of $650,000 on January 5, 2015. Such payment shall be subject to all required withholdings and authorized payroll deductions. Levy shall not be entitled to any additional amounts for bonus, paid time off or otherwise. Levy agrees to be solely responsible for any tax found to be owing on said payments, and agrees to defend and indemnify the Company from any claim made by any taxing authority on said amounts.

(b)    Levy shall continue to be covered under the Company’s group health dental and vision insurance program through September 30, 2016, in accordance with the same terms and conditions applicable to Levy prior to his termination of employment and subject to such changes applicable to other employees generally during such period.

(c)    Levy hereby acknowledges that except as expressly set out in this Agreement, he has heretofore received all compensation to which he was entitled pursuant to his employment with the Company for all periods through and including the date of this Agreement and that no additional compensation or benefits are due with respect to Levy’s employment or with respect to the termination of his employment.

(d)          Until such time as Levy’s youngest child has attained age twenty-one (21), Levy shall be entitled to passes for air travel on the flights of the Company (and any successor-in-interest to the Company) for Levy, one guest and children (up to age 21) on a positive space basis at no cost to Levy.

3.    Unemployment Compensation Claim. The Company agrees that it will not contest any claim for unemployment compensation filed by Levy.
4.    Outstanding Equity Grants.  The parties acknowledge that Levy currently holds the following equity grants (the “Levy Equity Grants”): (i) options to purchase shares of stock in the Company (the “Levy Options”) as follows: options to purchase 14,590 shares at $36.97 per share;  options to purchase 75,796 shares at $80.29 per share; options to purchase 19,600 shares at $85.24 per share; and options to purchase 17,526 shares at $108.59 per share; and (ii) shares of unvested restricted stock (“Levy’s Restricted Stock”) as follows: 3,807 shares granted on February 8, 2012, 12,455 shares granted on February 26, 2013, 3,217 shares granted on March 8, 2013, and 4,144 shares granted on March 6, 2014.  All of the Levy Equity Grants shall become immediately vested as of the Severance Date. The Company shall purchase from Levy all of his equity in the Levy Equity Grants based on stock price equal to the average closing price for a share of the Company’s common stock over the last five (5) trading days before the date of this Agreement. The parties acknowledge that the average closing price over such five-day period is $124.05 per share and that the total gross amount payable to Levy under this Item 4 is $8,549,391.27 Such amount, less required minimum withholding taxes (if any) shall be paid to Levy within thirty (30) days after the Severance Date. Simultaneously with the payment of such amount, Levy shall execute and deliver to the Company such instrument as may be reasonably requested to evidence the cancellation of all of the Levy Equity Grants. The parties acknowledge that the above represents all of the outstanding equity grants in the Company held by Levy.

5.         Restrictive Agreements.  Levy hereby affirms as material consideration to the Company hereunder that he will continue to be bound by the Restrictive Covenants and Confidential Information provisions contained in Sections 7 and 8 of the Employment Agreement (a copy of which sections is attached hereto as Exhibit “A”). The Restrictive Covenants shall expire on September 30, 2016. The Confidential Information provisions shall continue in effect until September 30, 2017.  Such sections of the Employment Agreement shall survive the execution of this Agreement for the periods specified in the preceding sentence and any mutual releases contained herein. Levy recognizes that the payment of the lump sum severance amount under Section 2(a) is in lieu of compensation for the period of time to which the Restrictive Covenants will apply. The Company acknowledges that the Restrictive Covenants and Confidential Information provisions set forth in Exhibit A are the exclusive Restrictive Covenants and Confidential Information provisions applicable to Levy.

6.    Indemnification; D&O Coverage.

(a)    The Company agrees to indemnify and hold harmless Levy and his legal representatives, heirs, successors and assigns (the “Levy Indemnitees”) from and against any and all actions, suits, judgments, liens, losses, costs, expenses, claims, demands, and liabilities of any type or description (including reasonable attorneys fees) which the Levy Indemnitees may incur or suffer as a result of or in any way attributable to Levy’s acts or omissions in his capacity as an officer, employee, or agent of the Company except that this indemnification shall not apply to any matter covered by paragraph (b) below. The Company agrees to continue to cover Levy under its directors and officers liability insurance coverage to the same extent as it covers active officers and directors for so long as liability may exist.

(b)    Levy acknowledges that he is not entitled to indemnification under paragraph (a) above for acts or omissions for which indemnification is not permitted under the Company’s charter, by-laws or applicable law (referred to as “Improper Acts”)

7.    Mutual Release.

(a)    Except as provided for in Section 6, in return for the payments made and benefits to be extended to Levy pursuant to this Agreement and other good and valuable consideration, which Levy expressly acknowledges that he would not otherwise be entitled to receive, Levy does hereby unconditionally release the Company from any and all actions, claims, suits, rights, liabilities, or demands of any kind or nature (each such action, claim, suit, right, liability or demand being hereinafter individually referred to as a “Claim” and collectively referred to as “Claims”) that Levy has ever had or might hereafter claim to have against the Company, including, but not limited to: (i) any and all claims in connection with (A) Levy’s employment relationship with the Company, (B) the terms and conditions of such employment relationship (including compensation and benefits), or (C) the ending of such employment relationship and the surrounding circumstances thereof, and (ii) any and all claims arising pursuant to any law, constitution, regulation, or any statute or common law theory, whether in tort, contract, equity, or otherwise. Without limiting the generality of the foregoing, Levy specifically releases, acquits, discharges, and agrees to hold the Company harmless from and against any and all Claims (i) arising under the Fair Labor Standards Act; the Civil Rights Acts of 1866, 1964, and 1991; the Age Discrimination in Employment Act; the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the fair employment practice laws of any state (which acts and laws prohibit discrimination based upon race, religion, sex, national origin, color, age, handicap, and disability); the Employee Retirement Income Security Act of 1974, as amended: the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; and any state or local minimum wage or equal pay law, regulation or ordinance; or (ii) arising under federal, state, or local laws or regulations, or any common law theories of recovery. This Agreement shall not apply to rights or claims to enforce this Agreement, that may arise after the effective date of this Agreement, nor shall any provision of this Agreement be interpreted to waive, release, or extinguish any rights that by express and unequivocal terms of law may not under any circumstances be waived, released, or extinguished. Levy further agrees not to sue or to authorize anyone else to file a lawsuit on his behalf against the Company for any reason, and not to become a member of any class suing the Company. If Levy files any action, suit, or proceeding with respect to any Claim released by him herein (or if a Claim so released is filed on Levy's behalf by another person, and Levy either joins or does not opt out of such action), Levy agrees to indemnify the Company against any damages or judgments arising therefrom, including, but not limited to, expenses of litigation and attorneys’ fees incurred by the Company with respect to any such action, suit, or proceeding.  Further, Levy agrees that a mandatory prerequisite to asserting any claim settled or released under this Agreement is the return of all payments made pursuant to this Agreement and all other consideration received by him in connection herewith.

(b)        Allegiant Travel Company (on behalf of itself and its subsidiaries) hereby unconditionally releases, acquits, discharges, and agrees to hold Levy harmless from and against any and all Claims that it has ever had or might hereafter claim to have had against Levy as of the date of this Agreement except for any claims resulting from Levy’s Improper Acts, except for the restrictive covenants and confidential information restrictions incorporated into this Agreement and except for other obligations under this Agreement.  If the Company files any action, suit, or proceeding with respect to any Claim released by it herein (or if a Claim so released is filed on its behalf by another person), the Company agrees to indemnify Levy against any damages or judgments arising therefrom, including, but not limited to, expenses of litigation and attorneys’ fees incurred by Levy with respect to any such action, suit, or proceeding.

8.    Nondisparagement. Levy hereby covenants and agrees at all times hereafter not to make or cause to be made any statements that disparage, are inimical to or damage the business reputation of the Company or any of the officers, directors or employees of the Company.  Allegiant Travel Company, on behalf of itself and its subsidiaries, hereby covenants and agrees at all times hereafter not to make or cause to be made any statements that disparage, are inimical to or damage the business reputation of Levy.  In the event that any such communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement.

                          9.    Release of Attorney’s Fees.  Specifically included in this release by Levy of the Company is any claim for attorney’s fees or costs.  If any attorney’s fees or costs are owed to any attorney or law firm in connection with the matters encompassed within this Agreement, Levy acknowledges that he is solely liable for such fees and costs, and he unconditionally releases and discharges the Company from any claim for attorney’s fees and costs.

                         10.       Waiver of Claims for Future Consequences of Prior Events.  Levy understands and acknowledges that this Agreement does not waive any rights or Claims arising from events occurring after the signing of this Agreement, but that the waiver included in this Agreement does include Claims arising from future consequences of events which occurred before the signing of this Agreement.

11.    Review Period. Levy acknowledges that, at the time he was given this Agreement, he was advised that he could review and consider it for up to twenty-one (21) days before signing it and that he should consult with an attorney before signing it. By signing this Agreement, Levy acknowledges that he has used as much of this twenty-one (21) day consideration period as he wishes and that he waives any time remaining. Levy understands that he may revoke this Agreement within seven days of the date of his signing, as indicated below, by delivering a written notice of revocation to Scott Sheldon, 8360 South Durango Drive, Las Vegas, Nevada 89113. For a revocation of this Agreement to be effective, it must be received by the Company no later than the close of business on the seventh day after Levy signs this Agreement. Levy further understands that if he revokes this Agreement, it will not be effective, and he will not receive any of the benefits described in this Agreement or other benefits promised to him in connection with this Agreement. To the extent Levy receives any such benefit prior to revoking this Agreement, he shall return such benefit to the Company within one business day of said revocation without offset of any kind.

12.    Compromise Agreement. Levy acknowledges that the Company specifically denies that it has violated any statute, regulation, contract, or other legal duty governing its relationship with Levy.  The parties acknowledge that this Agreement is for the compromise of potential and disputed claims and that the consideration provided in support of this Agreement are not and shall not be construed as an admission of liability by any party to any other party.

                           13.       No Incitement of Actions.  Levy and the Company represent, warrant, and agree that they will not induce or incite actions, suits, claims, or proceedings claiming discrimination, wrongful discharge, or any other actions, suits, claims, or proceedings against each other by any other person or employee.

14.    Availability. Levy promises to make himself reasonably available to assist the Company regarding any current or future litigation or regulatory proceedings related to matters or claims of which he may have factual knowledge and as to which the Company has agreed to indemnify him pursuant to Section 6(a) of this Agreement. In this regard, Levy agrees for no additional compensation to provide information to the Company, assist in and provide information for responses to pleadings and discovery, and assist in, prepare for, and provide testimony at depositions, trial, or at any other proceeding. Levy further agrees that he will neither volunteer his testimony nor provide any other voluntary assistance to any party adverse to the Company, regardless of whether the claim asserted by such adverse party is one as to which the Company has indemnified Levy in Section 6(a) of this Agreement.

                     15.       Waiver of Reinstatement.  As additional consideration for the payments to be made to and on behalf of Levy as recited herein (and in particular, the consideration set forth in Sections 2 and 4 above) and other consideration received by Levy, Levy agrees that he waives all claims for reinstatement and, further agrees that he will not knowingly seek employment in the future with any of the corporations or companies comprising the Company.

                            16.       Return of Property.  Levy agrees to return all Company property in his possession no later than ten (10) days after the Severance Date.  Such property includes any company-issued keys, all business documents, printouts, photographs, and any other record or document relating to the Company and its business. Further, Levy agrees not to take, procure, photocopy, or copy any property of the Company unless specifically approved by the Chief Financial Officer of the Company.  From and after the Severance Date, Levy agrees he will not seek to access the Company’s computer system or password protected information therein.

17.    Further Assurances. At any time and from time to time after the date of this Agreement, upon request of any party hereto and without the payment of any further consideration, another party hereto shall duly execute, acknowledge and deliver all such further assignments, conveyances and other instruments of transfer and other documents, and will take such other action, consistent with the terms of this Agreement, as reasonably may be requested for the purposes of effecting the transactions contemplated hereby.

18.    Right to Have Legal Counsel. By executing this Agreement, Levy acknowledges and agrees that he has had the opportunity to be represented by counsel in this matter, that he has read this Agreement, that he has discussed fully with counsel the terms and the legal significance of this Agreement to the extent he desired to do so, and that he freely entered into this Agreement. Release of the Company is made without reliance upon any statement or representation of the Company except those contained in this Agreement.

19.    Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and there are no written or oral terms or representations made by any party other than those made herein. No amendment or modification of this Agreement shall be valid or binding unless made in writing and duly executed by each of the parties hereto. Levy acknowledges that he has read and understood this Agreement and that he has been given a copy hereof for his personal use and records.

20.    Notices. All notices which may or are required to be given pursuant to this Agreement shall be (i) either delivered in person or sent via certified mail, return receipt requested, and (ii) addressed to the party to whom sent or given at the address set forth on the first page hereof or to such other address as any party hereto may have given to the other party hereto in such manner.  No notice sent to the Company will be deemed duly and validly given unless sent to the attention of Scott Sheldon.  If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five days after such notice has been mailed as provided above.

21.    Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Nevada. The parties hereby waive any plea or defense of venue or jurisdiction as not being a resident of the State of Nevada, and hereby specifically agree that any action brought by either party to this Agreement must be instituted and prosecuted only in the state courts located in Clark County, Nevada, or in the United States District Court for the District of Nevada.

22.    Waiver. No delay or failure by any party in exercising any of its rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between the Company and Levy or any other person shall be deemed to be a waiver by any party of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by any party or the exercise of any other right, remedy, power, or privilege by such party.

                           23.       Severability of Provisions.  Every portion of this Agreement is intended to be severable.  Whenever possible, each such provision shall be interpreted in such manner as to be valid and enforceable under applicable law.  In the event any of the provisions of this Agreement should ever be deemed to exceed the time, scope, or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic limitations permitted by such law so as to be enforceable.  Further, if any provision of this Agreement shall be prohibited by or invalid under applicable law and not subject to such reformation, such provision shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

24.    Interpretation. The item headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

25.    Counterparts; Delivery of Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument. Signature pages to his Agreement may be delivered by fax or in pdf format, which shall evidence such party’s acceptance of the terms of this Agreement. Any party which delivers a signature page by facsimile or in pdf format shall promptly thereafter deliver an originally executed signature to the other party; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or pdf.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last indicated below.

/s/ Andrew C. Levy                            October 1, 2014

Andrew C. Levy                                Date

Allegiant Travel Company

By: /s/ Maurice J. Gallagher, Jr.                        October 1, 2014

Title: Chairman of the Board, Chief Executive Officer            Date

EXHIBIT “A”
Restrictive Covenants and Confidential Information Provisions From Employment Agreement

7.    Restrictive Covenants. As a material inducement to the Company’s employment of Employee, the provisions of this Item 7 shall apply.

A.    For purposes of this Item, the following terms and provisions shall have the following meanings:
(i)    “Prohibited Time Period” shall mean the period beginning on the date of execution hereof and ending on the date that is the earlier of: (i) two (2) years after the termination of employment for any reason whatsoever of Employee; or (ii) February 26, 2018.

(ii)    “Prohibited Business” shall mean the business of providing charter or scheduled airline service. The Prohibited Business shall include, but is not limited to, employment with an existing airline or with a group which within two (2) years prior to the termination of Employee’s employment or after the termination of employment, begins to take steps to form a start-up airline.

(iii)    “Prohibited Geographic Area” shall mean the conduct of the Prohibited Business within the United States or to the United States from Mexico, whether he is physically located in the Prohibited Geographic Area or whether he is in contact with others located in the Prohibited Geographic Area. Employee acknowledges that he and the Company have agreed that Employee’s services will benefit the Company throughout the Prohibited Geographic Area.

(iv)    “Prohibited Capacity” shall mean service in the capacity of an executive or board member or in such other management position or as a significant equity owner, in all of which capacities Employee acknowledges that he has served and will serve the Company and its subsidiaries during the course of his employment for the Company.

(v)    “Prohibited Party” shall mean all travel partners of the Company who (a) have contracted for regular chartered air service with the Company during the one (1) year period prior to the date of termination of employment, or (b) have been solicited as potential travel partners of the Company at a meeting held at any time during the one (1) year period prior to the date of termination of employment of Employee.

(vi)    “Prohibited Employee” means any employee of the Company who worked for the Company at any time within six (6) months prior to the termination of employment of Employee; provided, however, that the term “Prohibited Employee” shall not include any employee who had not been employed by the Company within the six (6) month period immediately preceding the date contacted by Employee for subsequent employment.

(vii)    An “Exempt Airline” shall mean any airline with prior year revenues in excess of $5 billion.

B.    Employee agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, serve in a Prohibited Capacity in the Prohibited Business in the Prohibited Geographic Area; provided, however, that this restriction shall not preclude Employee from working (in any capacity) for an Exempt Airline.

C.    Employee covenants and agrees that during the Prohibited Time Period, he shall not, for any reason, directly or indirectly (whether as officer, director, consultant, employee, representative, agent, partner, owner, stockholder or otherwise), (i) solicit charter air services from, or market charter air services to, any Prohibited Party, or (ii) enter into a transaction with such Prohibited Party as a result of which the Prohibited Party does, or is likely to, reduce the amount of business between the Prohibited Party and the Company.

D.    Employee agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, hire any Prohibited Employee or request or induce any Prohibited Employee to terminate that person’s employment or relationship with the Company or to accept employment with any other person.

E.    The parties agree that: (i) the covenants and agreements of Employee contained in this Item are reasonably necessary to protect the interests of the Company in whose favor said covenants and agreements are imposed in light of the nature of the Company’s business and the professional involvement of Employee in such business; (ii) the restrictions imposed by this Item are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Employee breach any of the provisions of said covenants or agreements; (iii) the covenants and agreements of Employee contained in this Item have been independently negotiated between the parties and served as a material inducement for the Company to enter into this Agreement; (iv) the period and geographical area of restriction referred to in this Item are fair and reasonably required for the protection of the Company; and (v) the nature, kind and character of the activities Employee is prohibited to engage in are reasonable and necessary to protect the Company in that the Company will rely on Employee for those important aspects of its business.

F.    Employee acknowledges that a material breach by Employee of any part of this Item will result in irreparable and continuing damage to the Company and any material breach or threatened breach of the covenants provided in this Item shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction without any requirement of the Company to post bond or prove actual economic damage.

G.    The covenants and agreements on the part of Employee contained in this Item shall be construed as agreements independent of any other agreement between Employee and the Company. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each of such covenants and agreements or otherwise affect the remedies to which the Company is entitled hereunder.

H.    If the provisions of this Item 7 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

I.    Nothing contained in this Item shall restrict Employee from being a not more than 1% stockholder (but not an officer, director, employee, consultant or advisor) of any corporation that directly or indirectly competes with the Company provided the stock of such competing corporation is publicly held and listed on a national stock exchange.

8.    Confidential Information.

a.    During the period beginning on the execution date of this Agreement and ending on the third (3rd) anniversary of any termination or expiration of this Agreement, Employee agrees that he shall not, except in pursuit of the Company’s business or with the prior written consent of the Company, for his own benefit or for the benefit of any other person or entity:

(i)    directly or indirectly disclose, reveal, report, duplicate or transfer any Confidential Information to any other person or entity outside of the Company;

(ii)    directly or indirectly aid, encourage, direct or allow any other person or entity outside of the Company to gain possession of or access to Confidential Information;

(iii)    directly or indirectly copy or reproduce Confidential Information, except as required as part of Employee’s duties; or

(iv)    directly or indirectly use, sell or exploit any Confidential Information or aid, encourage, direct or allow any other person or entity to use, sell or exploit any Confidential Information.

This covenant shall not apply to any Confidential Information now or hereafter voluntarily disseminated by the Company to the public, or which otherwise has become part of the public domain through means other than a breach of Employee’s duty of confidentiality hereunder.  “Confidential Information”, for purposes of this Agreement, shall mean information of the Company that constitutes a trade secret or confidential information under Nevada law and shall include, but not be limited to,  all relevant information (whether or not reduced to writing and in any and all stages of development), concerning the Company and its services, plans, business practices, methods of operation, financial information, names or lists of names of employees, contractors, suppliers and customers, employee compensation and benefits, other personal employee information, interpretations, surveys, forecasts, marketing plans, development plans, notes, reports, market analyses, specialized software and databases and other information related to suppliers and customers that could be used as a competitive advantage by competitors if revealed or disclosed to such competitors or to persons or entities revealing or disclosing same to such competitors; together with any and all extracts, summaries and photo, electronic or other copies or reproductions, in whole or in part, stored in whatever medium. Employee acknowledges that the Confidential Information is secret, confidential and proprietary to the Company and has been or will be disclosed to and/or obtained by Employee in confidence and trust for the sole purpose of using the same for the sole benefit of the Company.

b. Employee hereby acknowledges and agrees that (i) the Company has expended considerable and substantial time, effort and capital resources to develop the Confidential Information, (ii) the Confidential Information is innovative and must receive confidential treatment to protect the Company's competitive position in the market and the Company's proprietary interest therein from irreparable damage, (iii) Employee, by virtue of his relationship with the Company, has had and will have access to the Confidential Information, and (iv) the Confidential Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of the Company.

c. Since irreparable harm will otherwise result to the Company in the event of a breach or threatened breach by Employee of the provisions of Item 8A, the Company shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, company, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Employee waives any requirement for the Company to post a bond or prove actual economic damage prior to seeking injunctive relief.